Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

EBIX.COM, INC.

ebix.com, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

1.             That at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment (the “Amendment”) of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declaring said amendment to be advisable and calling for the submission of the Amendment to the stockholders of the Corporation for consideration thereof.  The resolution setting forth the Amendment is as follows:

RESOLVED, that, subject to stockholder approval at a special meeting of stockholders, the following new paragraphs be added to the end of Article IV of the Certificate of Incorporation and that such paragraphs read in their entirety as follows:

Conversion of Common Stock.

Effective at 12:01 a.m., New York City time, on October 1, 2002, (a) each eight (8) shares of issued and outstanding Common Stock shall automatically, without the necessity of any further action on the part of the holder thereof, be converted into and reclassified as one (1) share of Common Stock.  Upon the occurrence of the conversion and reclassification effected by this Article IV (the “Conversion”), each certificate for outstanding shares of Common Stock dated prior to the effective date of the Conversion (each an “Old Certificate”) shall evidence, and be deemed to evidence, the number of shares of Common Stock into which the shares previously evidenced by such Old Certificate shall have been converted and reclassified in accordance with this Article IV, and the Conversion shall become effective in accordance with the terms hereof, whether or not any or all of the Old Certificates shall have been surrendered or new certificates evidencing the number of shares of Common Stock into which such shares have been converted and reclassified have been issued in accordance with Article IV hereof.

Subsequent Reissuance of Certificates.

Following the occurrence of the Conversion, each holder of shares of Common Stock shall receive a letter of transmittal from the Corporation’s transfer agent and shall either (a) surrender each Old Certificate evidencing any such shares pursuant to the instructions in such letter of transmittal or (b) notify the Corporation that such Old Certificate has been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with the reissuance of such lost, stolen or destroyed Old Certificate.  The Corporation shall thereupon issue and deliver, or cause to be issued and delivered, to such holder a certificate or certificates, in the name shown on such Old Certificate, for the number of whole shares of Common Stock into which the shares of Common Stock evidenced by the surrendered (or lost, stolen or destroyed) Old Certificate have been converted and reclassified, dated as of the date on which the Conversion became effective.  The Corporation shall not be obligated to issue any certificate evidencing shares of Common Stock in connection with the Conversion except in accordance with this Article IV.

Fractional Shares.

Notwithstanding the foregoing, no fraction of a share of Common Stock shall be issued by virtue of the Conversion, but in lieu thereof, each holder of shares of Common Stock who would otherwise be entitled to a fraction of a share of Common Stock by virtue of the Conversion (after aggregating all fractional shares of Common Stock to be received by such holder) shall receive from the Corporation the number of shares of Common Stock the holder would otherwise be entitled to by virtue of the Conversion, rounded up to the next number of whole shares of Common Stock.

Par Value of Common Stock.

The par value of the Common Stock as set forth above shall remain unchanged by the Conversion.

2.             That thereafter, pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice and otherwise in accordance with Sections 211 and 222 of the General Corporation Law of the State of Delaware, on September 30, 2002, at which meeting the necessary number of shares as required by statute were voted to approve said Amendment.

3.             The Amendment to the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 30th day of September 2002.

ebix.com, Inc.

By:	/s/ Richard J. Baum
Richard J. Baum
Executive Vice President – Finance and Administration,
Chief Financial Officer and Secretary